The Law Offices of Karin C. Carter
                         3608 Hathaway Avenue, Suite 258
                          Long Beach, California 90815
                             Telephone: 562.293.1733
                             Facsimile: 888.844.4846


                    Opinion of Counsel and Consent of Counsel

Board of Directors
Cove Apparel, Inc.

Re: Registration Statement on Form SB-2

Gentlemen: As counsel to Cove Apparel, Inc., a Nevada corporation (the "Company"), I have participated in the preparation of the Company's Registration Statement on Form SB-2 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 2,500,000 shares of the Company's $.001 par value common stock and 100,000 shares of the Company's $.001 par value common stock owned by the selling security holders.

As counsel to the Company, I have examined such corporate records, certificates and other Company documents, and made inquiries of such officers of the Company, as I have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations, I am of the opinion that the shares of the Company's common stock, when issued in the manner set forth in the Registration Statement, will be validly issued, fully paid and non-assessable shares of the common stock of the Company. In addition, the shares of the Company's common stock owned by the selling security holders have been and are duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company. I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form SB-2 filed by the Company and the reference to my firm contained therein under "Legal Matters."

Sincerely,

/s/ Karin C. Carter, Esq.
-------------------------
Karin C. Carter, Esq.
Long Beach, California
March 7, 2003